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               CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference into the Registration Statements on Form S-8 (Nos. 33-22441 and 33-46062) of:

(1) Our report dated February 1, 1995, on our audits of the consolidated financial statements of MBIA Inc. and Subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference in this 1994 Annual Report on Form 10-K; and

(2) Our report dated February 1, 1995, on our audits of the financial statement schedules of MBIA Inc. and Subsidiaries, which report is included in this 1994 Annual Report on Form
     10-K.


New York, New York
March 29, 1995                                          /s/Coopers & Lybrand